Monarch Casino & Resort Fourth Quarter Net Revenue Rises 6.2% to $44.5 Million and Adjusted EBITDA Increases 14.9% to $8.8 Million

Full Year 2013 Net Revenue Increases 15.6% Driving 34.1% Growth in Adjusted EBITDA to Company Record $48.5 Million

RENO, NV -- (Marketwired - February 26, 2014) - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) ("Monarch" or "the Company") today reported operating results for the fourth quarter and full year ended December 31, 2013, as summarized below:

($ in
 thousands,
 except per
 share data                                      Twelve Months
 and           Three Months Ended   Increase/       Ended          Increase/
 percentage)      December 31,     (Decrease)    December 31,     (Decrease)
                 2013      2012                 2013      2012
               --------  --------  ---------- --------  --------  ----------
Net revenue
 Atlantis      $ 32,868  $ 31,373        4.8% $141,298  $133,624        5.7%
 Monarch Black
  Hawk(1)        11,636    10,531       10.5%   47,451    29,678       59.9%
               --------  --------  ---------- --------  --------  ----------
Total net
 revenue(1)    $ 44,504  $ 41,904        6.2% $188,749  $163,302       15.6%
               ========  ========  ========== ========  ========  ==========

Adjusted
 EBITDA(2)
 Atlantis      $  6,327  $  5,560       13.8% $ 36,444  $ 30,109       21.0%
 Monarch Black
  Hawk(1)         3,569     2,999       19.0%   16,496     9,630       71.3%
 Corporate and
  other          (1,088)     (892)    (22.0)%   (4,451)   (3,582)    (24.3)%
               --------  --------  ---------- --------  --------  ----------
Total Adjusted
 EBITDA(1)     $  8,808  $  7,667       14.9% $ 48,489  $ 36,157       34.1%
               ========  ========  ========== ========  ========  ==========

Net income     $  2,059  $  1,340       53.7% $ 17,961  $  8,911      101.6%
               ========  ========  ========== ========  ========  ==========

Basic EPS      $   0.12  $   0.08       50.0% $   1.10  $   0.55      100.0%
Diluted EPS    $   0.12  $   0.08       50.0% $   1.06  $   0.55       92.7%

(1) Monarch Black Hawk net revenue and Adjusted EBITDA and Total net revenue and Adjusted EBITDA for the twelve months ended December 31, 2012, include Monarch Black Hawk's financial results following its acquisition by the Company on April 26, 2012.

(2) Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented, "The rise in fourth quarter net revenue and Adjusted EBITDA concluded a strong year financially for both of our properties and overall, 2013 represented the best year in the Company's history.

"Fourth quarter net revenue and Adjusted EBITDA growth at Atlantis reflect our property-wide enhancements and the continued dedication of our staff to excellence in a very competitive market. The Reno market has largely stabilized and is growing at modest rates and Atlantis is positioned for further growth without the need for significant additional capital expenditures. Monarch Black Hawk also delivered a solid quarter with strong net revenue and Adjusted EBITDA gains which reflect the upgrades we have made to the property's gaming floor and non-gaming amenities.

"We continue working through a phased renovation of the entire Monarch Black Hawk casino floor to upgrade the existing facility to match the quality of our planned expansion. The renovation has been planned to minimize guest disruption and we believe our financial results throughout 2013 demonstrate the effectiveness of this approach. In December, we opened a new second floor casino which has been well received by our guests while allowing us to close off one-third of the main casino floor to completely redesign and upgrade that section.

"We continue to move ahead in finalizing the construction plans and budget of the Monarch Black Hawk expansion. The property presents significant potential given the strength of the Denver feeder market, a metropolitan area of over two million residents with low unemployment and thriving commercial and residential construction. Seen first by guests entering Black Hawk on the main artery, Monarch Black Hawk has the market's most favorable location which is protected by the city's boundaries. The Black Hawk City Council has approved our master plan subject to certain conditions and we expect our planned expansion to grow both the market and Monarch Black Hawk's market share over time. We believe our project will transform Monarch Black Hawk from a pure gaming facility with no hotel rooms into a full-scale resort. Once completed, we will nearly double the casino space while adding a 22 story hotel tower with 507 guest rooms and suites, an upscale spa and pool facility, four restaurants, additional bars, a new parking structure and associated support facilities. The planned ten story parking structure will increase total parking on site from approximately 500 spaces to approximately 1,551 parking spaces.

"We recently began site work on the new parking garage on the 1.5 acre land parcel contiguous to the existing facility as we move toward the full-scale start of construction. We look forward to finalizing our design and construction plans with our contractors and architects, and establishing a fixed budget and timeline for the project. In doing so, we will ensure that Monarch Black Hawk will provide best in class gaming, lodging and food and beverage offerings to our guests while delivering an attractive return on investment."

Summary of 2013 Fourth Quarter Operating Results
For the 2013 fourth quarter, net revenue at Atlantis of $32.9 million grew 4.8% year over year driven by growth across each of our revenue centers offset slightly by an increase in promotional allowances which declined as a percentage of gross revenue. The 10.5% increase in Monarch Black Hawk net revenue to $11.6 million was due to strong growth in food revenue and significantly lower promotional allowances during the quarter. On a consolidated basis, promotional allowance decreased $1.0 million or 8.8%.

The Company generated consolidated Adjusted EBITDA of $8.8 million in the fourth quarter of 2013, an increase of $1.1 million, or 14.9%, over the same period a year ago. The increase in Corporate and other expense was primarily related to higher salaries, wages and benefits.

Casino operating expense as a percentage of casino revenue was 42.8% for the fourth quarter of 2013 compared to 42.6% in the fourth quarter of 2012. Food and beverage operating expense as a percentage of food and beverage revenue for the 2013 fourth quarter decreased to 40.7% from 41.4% in the 2012 fourth quarter. Hotel operating expense as a percentage of hotel revenue increased to 29.7% for the fourth quarter of 2013 compared to 28.9% for the prior year.

Selling, general and administrative ("SG&A") expenses for the 2013 fourth quarter increased $0.9 million, or 6.7%, over the 2012 fourth quarter. This increase was driven primarily by higher marketing, salaries and wages, utilities, and repair and maintenance expenses.

Credit Facility
During the 2013 fourth quarter, the Company made net principal payments of $2.5 million, which reduced the amount outstanding on its credit facility to $53.8 million at December 31, 2013 which compares with $81.1 million outstanding as of December 31, 2012. Capital expenditures of $4.2 million in the fourth quarter of 2013 were funded from operating cash flows and primarily represent costs related to the Monarch Black Hawk master development plan including the ongoing redesign and upgrade of the facility.

Interest expense for the 2013 fourth quarter decreased to $0.4 million from $0.6 million for the fourth quarter of 2012 due to a lower interest rate driven by our lower leverage combined with lower outstanding borrowings in the 2013 fourth quarter compared to the 2012 fourth quarter.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance; (ii) economic and market conditions; (iii) plans, objectives and expectations regarding Monarch Black Hawk; (iv) integration of Monarch Black Hawk; and (v) plans, costs, financing, construction, completion and opening timelines of redesigned and expanded facilities at Monarch Black Hawk. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. With respect to the Monarch Black Hawk redesign and expansion projects, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;
  access to available and reasonable financing on a timely basis, including the ability of the Company to restructure its credit facility on acceptable terms; and
  the effects of local and national economic, credit and capital market conditions on the economy, in general, and on the gaming industry, in particular.

Additional information concerning potential factors that could affect all forward looking statements, including the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's website at www.MonarchCasino.com.

Non-GAAP Financial Measures
Please see the separate Reconciliation of Adjusted EBITDA to Net Income (unaudited) below.

Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Black Hawk (formerly the Riviera Black Hawk Casino) in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch's website at www.MonarchCasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 38 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

The Company acquired the Monarch Casino Black Hawk, the first casino encountered by visitors arriving from Denver on Highway 119, in April 2012. The property features approximately 32,000 square feet of casino space, approximately 600 slot machines, 9 table games, a 250 seat buffet-style restaurant, a snack bar and a parking structure with approximately 500 spaces. Monarch owns a 1.5 acre land parcel contiguous to the Monarch Casino Black Hawk which is zoned for gaming and is included in the city approved master planned expansion.

- financial tables follow -

                       Monarch Casino & Resort, Inc.
                   Consolidated Statements of Operations
                   (In thousands, except per share data)

                            Three Months Ended        Twelve Months Ended
                               December 31,              December 31,
                             2013         2012         2013         2012
                         -----------  -----------  -----------  -----------
                         (unaudited)  (unaudited)  (unaudited)
Revenue
Casino                   $    35,091  $    34,707  $   149,916  $   128,831
Food and beverage             12,465       11,541       49,642       45,966
Hotel                          4,397        4,352       22,679       20,199
Other                          2,589        2,305        9,680        8,994
                         -----------  -----------  -----------  -----------
Gross revenue                 54,542       52,905      231,917      203,990
  Less promotional
   allowances                (10,038)     (11,001)     (43,168)     (40,688)
                         -----------  -----------  -----------  -----------
Net revenue                   44,504       41,904      188,749      163,302
                         -----------  -----------  -----------  -----------

Operating expenses
Casino                        15,016       14,779       59,646       53,331
Food and beverage              5,075        4,782       20,077       18,487
Hotel                          1,306        1,258        6,241        5,578
Other                            878          725        3,260        3,001
Selling, general and
 administrative               14,000       13,123       52,432       48,115
Depreciation and
 amortization                  4,066        4,368       16,638       16,651
Acquisition expenses               -            -            -        2,156
                         -----------  -----------  -----------  -----------
Total operating expenses      40,341       39,035      158,294      147,319
                         -----------  -----------  -----------  -----------

Income from operations         4,163        2,869       30,455       15,983
                         -----------  -----------  -----------  -----------

Other expenses
Interest expense                (367)        (628)      (1,860)      (2,024)
                         -----------  -----------  -----------  -----------
Total other expenses            (367)        (628)      (1,860)      (2,024)
                         -----------  -----------  -----------  -----------

Income before income
 taxes                         3,796        2,241       28,595       13,959
Provision for income
 taxes                        (1,737)        (901)     (10,634)      (5,048)
                         -----------  -----------  -----------  -----------
Net income               $     2,059  $     1,340  $    17,961  $     8,911
                         ===========  ===========  ===========  ===========

Earnings per share
Basic                    $      0.12  $      0.08  $      1.10  $      0.55
Diluted                  $      0.12  $      0.08  $      1.06  $      0.55

Weighted average shares
 outstanding
Basic                         16,474       16,142       16,302       16,140
Diluted                       17,273       16,258       16,944       16,250

                       Monarch Casino & Resort, Inc.
                        Consolidated Balance Sheets
                               (In thousands)

                                                        December 31,
                                                 --------------------------
                                                     2013          2012
                                                 ------------  ------------
                                                  (unaudited)
ASSETS
Current assets
  Cash and cash equivalents                      $     19,330  $     19,043
  Receivables, net                                      2,628         2,457
  Income taxes receivable                                 608             -
  Inventories                                           2,675         2,383
  Prepaid expenses                                      2,830         2,636
  Deferred income taxes                                 5,909         5,426
                                                 ------------  ------------
      Total current assets                             33,980        31,945
                                                 ------------  ------------
Property and equipment
  Land                                                 28,680        27,915
  Land improvements                                     6,562         6,562
  Buildings                                           150,828       150,843
  Buildings improvements                               15,897        11,681
  Furniture and equipment                             134,425       132,946
  Construction in progress                              4,891             -
  Leasehold improvements                                1,347         1,347
                                                 ------------  ------------
                                                      342,630       331,294
  Less accumulated depreciation and amortization     (166,993)     (152,869)
                                                 ------------  ------------
      Net property and equipment                      175,637       178,425
Other assets
  Goodwill                                             25,111        25,111
  Intangible assets, net                                8,531        10,205
  Deferred income taxes                                   350         1,214
  Other assets, net                                       914         1,220
                                                 ------------  ------------
      Total other assets                               34,906        37,750
                                                 ------------  ------------
      Total assets                               $    244,523  $    248,120
                                                 ============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable                               $      8,666  $      8,062
  Accrued expenses                                     18,177        17,836
  Income taxes payable                                      -           274
                                                 ------------  ------------
      Total current liabilities                        26,843        26,172
                                                 ------------  ------------
  Long-term debt                                       53,800        81,100
                                                 ------------  ------------
      Total liabilities                                80,643       107,272
                                                 ------------  ------------
Stockholders' equity
  Preferred stock, $.01 par value, 10,000,000
   shares authorized; none issued
  Common stock, $.01 par value, 30,000,000
   shares authorized; 19,096,300 shares issued;
   16,482,768 outstanding at December 31, 2013
   and 16,147,324 outstanding at December 31,
   2012                                                   191           191
  Additional paid - in capital                         30,926        34,364
  Treasury stock, 2,613,532 shares at December
   31, 2013 and 2,948,976 shares at December 31,
   2012                                               (39,797)      (48,306)
  Retained earnings                                   172,560       154,599
                                                 ------------  ------------
      Total stockholders' equity                      163,880       140,848
                                                 ------------  ------------
      Total liabilities and stockholders' equity $    244,523  $    248,120
                                                 ============  ============

                        Monarch Casino & Resort, Inc.
               Reconciliation of Adjusted EBITDA to Net Income
                          (In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

                            Three Months Ended        Twelve Months Ended
                               December 31,              December 31,
                             2013         2012         2013         2012
                         -----------  -----------  -----------  -----------
Adjusted EBITDA(1):
Atlantis                 $     6,327  $     5,560  $    36,444  $    30,109
Monarch Black Hawk(2)          3,569        2,999       16,496        9,630
                         -----------  -----------  -----------  -----------
                               9,896        8,559       52,940       39,739
  Corporate and other         (1,088)        (892)      (4,451)      (3,582)
                         -----------  -----------  -----------  -----------
Total Adjusted EBITDA(2) $     8,808  $     7,667  $    48,489  $    36,157

Expenses:
Stock-based compensation $      (404) $      (430) $    (1,220) $    (1,367)
Depreciation and
 amortization                 (4,066)      (4,368)     (16,638)     (16,651)
Acquisition expenses               -            -            -       (2,156)
Interest expense                (367)        (628)      (1,860)      (2,024)
(Loss) gain on asset
 sale                           (175)           -         (176)           -
Provision for income
 taxes                        (1,737)        (901)     (10,634)      (5,048)
                         -----------  -----------  -----------  -----------
Net income(2)            $     2,059  $     1,340  $    17,961  $     8,911
                         ===========  ===========  ===========  ===========

(1) "Adjusted EBITDA", a non-GAAP financial measure, consists of net income plus provision for income taxes, stock based compensation expense, other one-time non-cash charges, interest expense, depreciation and amortization less interest income and any benefit for income taxes.
    Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted
    EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

(2) Monarch Black Hawk Adjusted EBITDA, and Total Adjusted EBITDA and Net
    income for the twelve months ended December 31, 2012, include Monarch
    Black Hawk's financial results following its acquisition by the Company on April 26, 2012.

Contact:
Ron Rowan
Chief Financial Officer
775/825-4700
rrowan@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500
mcri@jcir.com